Exhibit 99.1

FOR IMMEDIATE RELEASE

GETTY REALTY CORP. ANNOUNCES NEW $200 MILLION UNSECURED TERM LOAN

- Related Amendments to Credit Agreement Further Reduce Borrowing Costs -

NEW YORK, NY, October 19, 2026 — Getty Realty Corp. (NYSE: GTY) (“Getty” or the “Company”), a net lease REIT focused on convenience and automotive retail real estate, announced today that the Company entered into a new senior unsecured term loan (the “Term Loan”) with a group of existing lenders in an aggregate principal amount of $200 million. The Company used the proceeds to repay amounts outstanding under its revolving credit facility (the “Revolver”), including borrowings used to fund a portion of its recently completed Refuel transaction.

The Term Loan matures October 16, 2028 with three twelve-month extensions exercisable at the Company's option, subject to certain conditions. Borrowings under the Term Loan bear interest at a rate equal to (i) the sum of a SOFR rate plus a margin of 0.75% to 1.55%, or (ii) the sum of a base rate plus a margin of 0.00% to 0.50%, in each case based on the Company's credit rating. The effective interest rate on the Term Loan at closing was 5.03%.

The Term Loan was structured as an amendment to the Company’s existing credit agreement which also (i) removed the 10.0 basis points credit spread adjustment applied to SOFR borrowings under the Revolver, and (ii) revised the definition of investment grade credit rating, allowing the Company to elect for borrowings under its Revolver to be priced off a ratings-based grid rather than a leverage-based grid.

"We are pleased to complete this transaction, and appreciate the continued support of our relationship banks,” said Brian Dickman, Getty’s Chief Financial Officer. “The new term loan effectively funds a portion of our recent Refuel transaction, as previously announced, and provides us with significant balance sheet flexibility as our platform continues to scale and the capital markets stabilize. Additionally, the related amendments to our credit agreement reduce borrowing costs under our Revolver, further validating the strength of our portfolio and credit profile.”

About Getty Realty Corp.

Getty Realty Corp. is a publicly traded, net lease REIT specializing in the acquisition, financing and development of convenience, automotive and other single tenant retail real estate. As of September 22, 2026, the Company’s portfolio included 1,269 freestanding properties located in 46 states across the United States and Washington, D.C.

Contacts:	Brian Dickman	Investor Relations
	Chief Financial Officer	(646) 349-0598
	(646) 349-6000	ir@gettyrealty.com